Exhibit 10.4.5

AMENDMENT TO THE

1994 STOCK OPTION PLAN OF BIO-RAD LABORATORIES, INC.

Bio-Rad Laboratories, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), has previously adopted the Bio-Rad Laboratories, Inc. 1994 Stock Option Plan (as amended from time to time, the “Plan”).  Section 9 of the Plan allows the Board of Directors of the Corporation to amend the Plan in certain respects at any time or from time to time.

In order to amend the Plan in certain respects, this Amendment to the Plan has been adopted by a resolution of the Board of Directors of the Company on February 18, 2009, effective as set forth below.  This Amendment to the Plan, together with the Plan, constitutes the entire Plan as amended to date.

1.

Effective as of February 18, 2009, Section 7(c)(2) of the Plan is hereby amended such that the first line of the paragraph is deleted and the following is inserted at the end of the paragraph:

“Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Committee or its delegatee may (in its sole discretion) extend the term of any outstanding Option in connection with any optionee’s termination of employment by up to thirty (30) days, or amend any other term or condition of such Option relating to such a termination, provided however, in no event shall an Option be exercisable after the expiration date of the option.  If an optionee's employment terminates for any reason other than death or retirement, and the Committee does not extend the term of the Option prior to such termination, all right to exercise his or her option shall terminate at the date of such termination of employment.”

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BIO-RAD LABORATORIES, INC.

By: /s/ Sanford S. Wadler

Sanford S. Wadler

Vice President & General Counsel